Exhibit 99.3

Condensed Consolidated Statements of Operations
(In millions, except per share amounts)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net revenues:
Product	$681.2	$963.2	$1,333.1	$1,875.8
Service	508.4	466.9	1,005.4	926.1
Total net revenues	1,189.6	1,430.1	2,338.5	2,801.9
Cost of revenues:
Product	356.2	470.7	680.1	925.6
Service	144.9	146.3	289.0	292.0
Total cost of revenues	501.1	617.0	969.1	1,217.6
Gross margin	688.5	813.1	1,369.4	1,584.3
Operating expenses:
Research and development	274.6	282.0	571.2	566.8
Sales and marketing	297.4	308.3	602.8	611.5
General and administrative	60.8	65.2	121.5	133.2
Restructuring charges	1.6	16.5	5.7	16.0
Merger-related charges (1)	9.1	-	37.4	-
Total operating expenses	643.5	672.0	1,338.6	1,327.5
Operating income	45.0	141.1	30.8	256.8
Gain (loss) on privately-held investments, net	0.7	(92.2)	(13.6)	(92.0)
Other income (expense), net	1.3	(7.4)	3.4	(16.2)
Income before income taxes and loss from equity method investment	47.0	41.5	20.6	148.6
Income tax provision (benefit)	10.8	15.0	(16.9)	34.6
Loss from equity method investment, net of tax	2.1	2.1	4.2	4.2
Net income	$34.1	$24.4	$33.3	$109.8

Net income per share:
Basic	$0.10	$0.08	$0.10	$0.34
Diluted	$0.10	$0.07	$0.10	$0.34
Weighted-average shares used to compute net income per share:
Basic	325.1	319.3	323.8	320.8
Diluted	332.7	326.0	332.1	327.6

(1) Represents charges incurred directly in connection with the pending merger with HPE (as defined below). See Note 1, Basis of Presentation and Summary of Significant Accounting Policies, for further information.

Condensed Consolidated Statements of Comprehensive Income (Loss)
(In millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income	$34.1	$24.4	$33.3	$109.8
Other comprehensive (loss) income, net:
Available-for-sale debt securities:
Change in net unrealized gains and losses	0.6	1.6	(28.4)	3.7
Net realized gains reclassified into net income	(0.1)	-	(0.2)	-
Net change on available-for-sale debt securities	0.5	1.6	(28.6)	3.7
Cash flow hedges:
Change in net unrealized gains and losses	(3.6)	14.0	(9.0)	7.1
Net realized losses reclassified into net income	2.3	7.0	3.5	14.4
Net change on cash flow hedges	(1.3)	21.0	(5.5)	21.5
Change in foreign currency translation adjustments	(2.3)	0.2	(6.0)	1.7
Other comprehensive (loss) income, net	(3.1)	22.8	(40.1)	26.9
Comprehensive income (loss)	$31.0	$47.2	$(6.8)	$136.7

See accompanying Notes to Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets
(In millions, except par values)

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$935.0	$1,068.1
Short-term investments	186.7	139.4
Accounts receivable, net of allowances	878.9	1,044.1
Inventory	926.1	952.4
Prepaid expenses and other current assets	517.6	591.5
Total current assets	3,444.3	3,795.5
Property and equipment, net	685.2	689.9
Operating lease assets	146.8	111.4
Long-term investments	308.6	116.8
Purchased intangible assets, net	63.8	91.8
Goodwill	3,734.4	3,734.4
Other long-term assets	1,045.2	978.7
Total assets	$9,428.3	$9,518.5
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$268.3	$295.1
Accrued compensation	263.9	292.2
Deferred revenue	1,147.9	1,130.0
Other accrued liabilities	363.5	386.7
Total current liabilities	2,043.6	2,104.0
Long-term debt	1,607.2	1,616.8
Long-term deferred revenue	940.5	894.9
Long-term income taxes payable	74.7	204.5
Long-term operating lease liabilities	119.7	82.9
Other long-term liabilities	140.6	122.7
Total liabilities	4,926.3	5,025.8
Commitments and contingencies (Note 13)
Stockholders' equity:
Preferred stock, $0.00001 par value; 10.0 shares authorized; none issued and outstanding	-	-
Common stock, $0.00001 par value; 1,000.0 shares authorized; 325.3 shares and 320.3 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	-	-
Additional paid-in capital	6,765.9	6,740.0
Accumulated other comprehensive income	9.0	49.1
Accumulated deficit	(2,272.9)	(2,296.4)
Total stockholders' equity	4,502.0	4,492.7
Total liabilities and stockholders' equity	$9,428.3	$9,518.5

See accompanying Notes to Condensed Consolidated Financial Statements

Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)
	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$33.3	$109.8
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	141.2	122.9
Depreciation, amortization, and accretion	82.2	98.5
Deferred income taxes (1)	(64.3)	(90.5)
Provision for inventory excess and obsolescence (1)	2.5	60.6
Operating lease assets expense	21.6	20.3
Loss on privately-held investments, net	13.6	92.0
Loss from equity method investment	4.2	4.2
Other	0.6	2.7
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	165.2	319.5
Inventory (1)	(6.5)	(364.2)
Prepaid expenses and other assets (1)	70.7	(9.5)
Accounts payable	(22.9)	22.0
Accrued compensation	(24.9)	(26.1)
Income taxes payable	(104.6)	83.9
Other accrued liabilities (1)	(60.1)	(12.9)
Deferred revenue	64.3	101.3
Net cash provided by operating activities	316.1	534.5
Cash flows from investing activities:
Purchases of property and equipment	(58.2)	(83.2)
Purchases of available-for-sale debt securities	(391.5)	(12.9)
Proceeds from sales of available-for-sale debt securities	22.6	23.9
Proceeds from maturities and redemptions of available-for-sale debt securities	108.9	128.8
Purchases of equity securities	(5.8)	(3.5)
Proceeds from sales of equity securities	4.5	7.8
Funding of loan receivable	-	(7.7)
Other	-	1.5
Net cash (used in) provided by investing activities	(319.5)	54.7
Cash flows from financing activities:
Repurchase and retirement of common stock	(14.6)	(271.3)
Proceeds from issuance of common stock	32.1	31.6
Payment of dividends	(142.9)	(140.5)
Payment of debt issuance costs	-	(1.3)
Other	1.4	-
Net cash used in financing activities	(124.0)	(381.5)
Effect of foreign currency exchange rates on cash, cash equivalents, and restricted cash	(6.0)	1.8
Net (decrease) increase in cash, cash equivalents, and restricted cash	(133.4)	209.5
Cash, cash equivalents, and restricted cash at beginning of period	1,084.3	897.7
Cash, cash equivalents, and restricted cash at end of period	$950.9	$1,107.2

(1) The prior period amounts have been reclassified to conform to the current period presentation.
See accompanying Notes to Condensed Consolidated Financial Statements

Condensed Consolidated Statements of Changes in Stockholders' Equity
(In millions, except per share amounts)
(Unaudited)
	Three Months Ended June 30, 2024
		Common Stock and Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders' Equity
	Shares
Balance at March 31, 2024	324.9	$6,776.1	$12.1	$(2,307.0)	$4,481.2
Net income	-	-	-	34.1	34.1
Other comprehensive loss, net	-	-	(3.1)	-	(3.1)
Issuance of common stock	0.4	-	-	-	-
Share-based compensation expense	-	61.3	-	-	61.3
Payments of cash dividends ($0.22 per share of common stock)	-	(71.5)	-	-	(71.5)
Balance at June 30, 2024	325.3	$6,765.9	$9.0	$(2,272.9)	$4,502.0

	Three Months Ended June 30, 2023
		Common Stock and Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders' Equity
	Shares
Balance at March 31, 2023	321.4	$6,808.1	$8.3	$(2,381.2)	$4,435.2
Net income	-	-	-	24.4	24.4
Other comprehensive income, net	-	-	22.8	-	22.8
Issuance of common stock	0.5	0.5	-	-	0.5
Repurchase and retirement of common stock	(4.1)	(50.9)	-	(69.1)	(120.0)
Share-based compensation expense	-	61.9	-	-	61.9
Payments of cash dividends ($0.22 per share of common stock)	-	(69.9)	-	-	(69.9)
Balance at June 30, 2023	317.8	$6,749.7	$31.1	$(2,425.9)	$4,354.9

See accompanying Notes to Condensed Consolidated Financial Statements

Condensed Consolidated Statements of Changes in Stockholders' Equity
(In millions, except per share amounts)
(Unaudited)
	Six Months Ended June 30, 2024
		Common Stock and Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders' Equity
	Shares
Balance at December 31, 2023	320.3	$6,740.0	$49.1	$(2,296.4)	$4,492.7
Net income	-	-	-	33.3	33.3
Other comprehensive loss, net	-	-	(40.1)	-	(40.1)
Issuance of common stock	5.4	32.1	-	-	32.1
Repurchase and retirement of common stock	(0.4)	(4.8)	-	(9.8)	(14.6)
Share-based compensation expense	-	141.5	-	-	141.5
Payments of cash dividends ($0.44 per share of common stock)	-	(142.9)	-	-	(142.9)
Balance at June 30, 2024	325.3	$6,765.9	$9.0	$(2,272.9)	$4,502.0

	Six Months Ended June 30, 2023
		Common Stock and Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders' Equity
	Shares
Balance at December 31, 2022	322.9	$6,846.4	$4.2	$(2,375.5)	$4,475.1
Net income	-	-	-	109.8	109.8
Other comprehensive income, net	-	-	26.9	-	26.9
Issuance of common stock	3.8	31.6	-	-	31.6
Repurchase and retirement of common stock	(8.9)	(111.1)	-	(160.2)	(271.3)
Share-based compensation expense	-	123.3	-	-	123.3
Payments of cash dividends ($0.44 per share of common stock)	-	(140.5)	-	-	(140.5)
Balance at June 30, 2023	317.8	$6,749.7	$31.1	$(2,425.9)	$4,354.9

See accompanying Notes to Condensed Consolidated Financial Statements

Notes to Condensed Consolidated Financial Statements
(Unaudited)
Note 1. Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The Condensed Consolidated Financial Statements of Juniper Networks, Inc. (the “Company” or “Juniper”) were prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all information and footnotes required by U.S. GAAP for complete financial statements. The Condensed Consolidated Balance Sheet as of December 31, 2023 has been derived from the audited Consolidated Financial Statements at that date. In the opinion of management, all adjustments, including normal recurring accruals, considered necessary for a fair presentation have been included. The results of operations for the three and six months ended June 30, 2024 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024, or any future period.
These Condensed Consolidated Financial Statements and accompanying notes should be read in conjunction with the audited Consolidated Financial Statements and accompanying notes in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 (the "Form 10-K"). The Company has evaluated all subsequent events through the date these condensed consolidated financial statements were issued.
The preparation of the financial statements and related disclosures in accordance with U.S. GAAP requires the Company to make judgments, assumptions, and estimates that affect the amounts reported in the Condensed Consolidated Financial Statements and the accompanying notes. Actual results could differ materially from those estimates under different assumptions or conditions.
Certain prior period amounts have been reclassified to conform to the current period's presentation. None of these reclassifications had a material impact to the unaudited Condensed Consolidated Financial Statements.
HPE Merger Agreement
On January 9, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Hewlett Packard Enterprise Company, a Delaware corporation (“HPE”), and Jasmine Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of HPE (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of HPE. Under the terms of the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of the Company's common stock (subject to certain exceptions set forth in the Merger Agreement) will be cancelled and converted into the right to receive $40.00 in cash, without interest and subject to applicable withholding taxes.
The Merger Agreement generally requires the Company to use commercially reasonable efforts to operate the Company's business in the ordinary course, subject to certain exceptions including as required by applicable law, pending consummation of the Merger, and subjects the Company to customary interim operating covenants that restrict the Company from taking certain specified actions without HPE’s approval (such approval not to be unreasonably withheld, conditioned, or delayed) until the Merger is completed or the Merger Agreement is terminated in accordance with its terms. During this period, the Company is permitted to continue paying regular quarterly dividends, substantially in accordance with past practice, at a quarterly rate not to exceed $0.22 per share.
The completion of the Merger, which is currently expected to close in late calendar year 2024 or early calendar year 2025, is subject to the receipt of regulatory approvals and other customary closing conditions. On April 2, 2024, the Company received approval of the Merger Agreement from its stockholders. If the transaction is consummated, the Company's common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934 (the “Exchange Act”).
The Merger Agreement can be terminated under certain customary circumstances, including by mutual agreement, the imposition of a final and non-appealable governmental order that permanently enjoins or otherwise prohibits the Merger, an uncured breach of the Merger Agreement by the other party, or if the Merger has not been consummated by January 9, 2025, as may be automatically extended pursuant to the terms of the Merger Agreement. Under certain specified circumstances in which the Merger Agreement is terminated, HPE is required to pay the Company a termination fee equal to $815.0 million.

In connection with the pending Merger, the Company incurred $9.1 million and $37.4 million of expenses for the three and six months ended June 30, 2024, respectively, including professional services and financial advisory fees, all of which were recorded within "Merger-related charges" in the Condensed Consolidated Statements of Operations.
Summary of Significant Accounting Policies
There have been no significant changes to the Company's significant accounting policies described in Note 1, Description of Business, Basis of Presentation and Significant Accounting Policies, in Notes to Consolidated Financial Statements in Item 8 of Part II of the Form 10-K for the fiscal year ended December 31, 2023.
Recent Accounting Standards Not Yet Adopted
Improvements to Reportable Segment Disclosures: In November 2023, the Financial Accounting Standards Board (FASB) issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (ASU 2023-07), which requires disclosure of incremental segment information on an annual and interim basis. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024 on a retrospective basis. Early adoption is permitted. The Company does not expect the adoption of this guidance to have a significant impact on its Condensed Consolidated Financial Statements.
Improvements to Income Tax Disclosures: In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which expands the disclosures required for income taxes. This ASU is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The amendment should be applied on a prospective basis while retrospective application is permitted. The Company is currently evaluating the effect of this pronouncement on its disclosures.
Note 2. Cash Equivalents and Investments
Investments in Available-for-Sale Debt Securities
The following table summarizes the Company's unrealized gains and losses and fair value of investments designated as available-for-sale debt securities as of June 30, 2024 and December 31, 2023 (in millions):

	As of June 30, 2024				As of December 31, 2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized and Credit Losses	Estimated Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized and Credit Losses	Estimated Fair Value
Fixed income securities:
Asset-backed and mortgage-backed securities	$109.8	$-	$(0.5)	$109.3	$38.2	$0.2	$(0.4)	$38.0
Corporate debt securities	267.1	0.3	(0.8)	266.6	160.2	0.7	(1.3)	159.6
Certificates of deposit	11.7	-	-	11.7	3.0	-	-	3.0
Commercial paper	67.8	-	-	67.8	41.1	-	-	41.1
Foreign government debt securities	5.3	-	(0.1)	5.2	5.3	-	(0.2)	5.1
Time deposits	280.9	-	-	280.9	273.6	-	-	273.6
U.S. government agency securities	-	-	-	-	4.0	-	-	4.0
U.S. government securities	77.4	-	(0.3)	77.1	54.8	0.1	-	54.9
Total fixed income securities	820.0	0.3	(1.7)	818.6	580.2	1.0	(1.9)	579.3
Privately-held debt and redeemable preferred stock securities	46.5	-	(15.4)	31.1	20.6	37.4	(8.3)	49.7
Total available-for-sale debt securities	$866.5	$0.3	$(17.1)	$849.7	$600.8	$38.4	$(10.2)	$629.0

Reported as:
Cash equivalents	$332.3	$-	$-	$332.3	$328.2	$-	$-	$328.2
Short-term investments	178.1	-	(0.4)	177.7	135.7	-	(1.4)	134.3
Long-term investments	309.6	0.3	(1.3)	308.6	116.3	1.0	(0.5)	116.8
Other long-term assets	46.5	-	(15.4)	31.1	20.6	37.4	(8.3)	49.7
Total	$866.5	$0.3	$(17.1)	$849.7	$600.8	$38.4	$(10.2)	$629.0

The following table presents the contractual maturities of the Company's total fixed income securities as of June 30, 2024 (in millions):

	Amortized Cost	Estimated Fair Value
Due in less than one year	$510.4	$510.0
Due between one and five years	309.6	308.6
Total	$820.0	$818.6

As of June 30, 2024, the Company's unrealized loss of $1.7 million resulted from 265 fixed income available-for-sale debt securities, of which losses aggregating $1.1 million were from investments in an unrealized loss position for less than 12 months, and $0.6 million were from investments in an unrealized loss position for more than 12 months. The gross unrealized losses related to these investments were primarily due to changes in market interest rates. The Company anticipates that it will recover the entire amortized cost basis of such available-for-sale debt securities and has determined that no allowance for credit losses was required to be recognized during the three and six months ended June 30, 2024 and June 30, 2023.
During the three months ended June 30, 2024, the Company did not record any material allowance for credit loss. During the six months ended June 30, 2024, the Company recorded an allowance for credit loss of $7.1 million on privately-held debt and redeemable preferred stock investments. The credit loss represents the difference between the estimated fair value and the cost of the investment related to the credit factors. The determination of fair value was based on quantitative and qualitative analysis including factors such as the near-term prospects of the investee in the market in which it operates and an evaluation of the investee's financial condition in relation to its outstanding obligations. As of June 30, 2024 and December 31, 2023, the Company had an allowance for credit loss of $15.4 million and $8.3 million, respectively, on privately-held debt and redeemable preferred stock investments.
During the three and six months ended June 30, 2024 and June 30, 2023, there were no material gross realized gains or losses from available-for-sale debt securities.
Investments in Equity Securities
The following table presents the Company's investments in equity securities as of June 30, 2024 and December 31, 2023 (in millions):
	As of
	June 30, 2024	December 31, 2023
Equity investments with readily determinable fair value:
Money market funds	$303.5	$337.5
Mutual funds	45.0	38.0
Publicly-traded equity securities	9.0	5.1
Equity investments without readily determinable fair value	50.8	45.8
Equity investment under the equity method of accounting	22.2	26.4
Total equity securities	$430.5	$452.8

Reported as:
Cash equivalents	$303.5	$337.5
Short-term investments	9.0	5.1
Prepaid expenses and other current assets	3.5	2.5
Other long-term assets	114.5	107.7
Total	$430.5	$452.8

For the three and six months ended June 30, 2024 and June 30, 2023, there were no material unrealized gains or losses recognized for equity investments with readily determinable fair value or equity investments without readily determinable fair value. For the three and six months ended June 30, 2024, the loss recognized from the equity method investment was $2.0 million and $4.2 million, respectively. For the three and six months ended June 30, 2023, the loss recognized from the equity method investment was $2.1 million and $4.2 million, respectively.
Restricted Cash and Investments
The Company has restricted cash and investments for: (i) amounts under the Company's non-qualified deferred compensation plan for senior-level employees; (ii) amounts held under the Company's short-term disability plan in California; and (iii) amounts held in escrow accounts, as required in connection with certain acquisitions. Restricted investments consist of equity investments. As of June 30, 2024, the carrying value of restricted cash and investments was $61.0 million, of which $17.0 million was included in prepaid expenses and other current assets, and $44.0 million was included in other long-term assets on the Condensed Consolidated Balance Sheets.
The following table provides a reconciliation of cash, cash equivalents, and restricted cash included in the Condensed Consolidated Balance Sheets as of June 30, 2024 and December 31, 2023 (in millions):
	As of
	June 30, 2024	December 31, 2023
Cash and cash equivalents	$935.0	$1,068.1
Restricted cash included in prepaid expenses and other current assets	13.5	13.8
Restricted cash included in other long-term assets	2.4	2.4
Total cash, cash equivalents, and restricted cash	$950.9	$1,084.3

Note 3. Fair Value Measurements
Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table provides a summary of assets and liabilities measured at fair value on a recurring basis and as reported in the Condensed Consolidated Balance Sheets as of June 30, 2024 and December 31, 2023 (in millions):
	Fair Value Measurements at June 30, 2024				Fair Value Measurements at December 31, 2023
	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Remaining Inputs (Level 2)	Significant Other Unobservable Remaining Inputs (Level 3)	Total	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Remaining Inputs (Level 2)	Significant Other Unobservable Remaining Inputs (Level 3)	Total
Assets:
Available-for-sale debt securities:
Asset-backed and mortgage-backed securities	$-	$109.3	$-	$109.3	$-	$38.0	$-	$38.0
Certificates of deposit	-	11.7	-	11.7	-	3.0	-	3.0
Corporate debt securities	-	266.6	-	266.6	-	159.6	-	159.6
Commercial paper	-	67.8	-	67.8	-	41.1	-	41.1
Foreign government debt securities	-	5.2	-	5.2	-	5.1	-	5.1
Time deposits	-	280.9	-	280.9	-	273.6	-	273.6
U.S. government agency securities	-	-	-	-	-	4.0	-	4.0
U.S. government securities	57.5	19.6	-	77.1	20.0	34.9	-	54.9
Privately-held debt and redeemable preferred stock securities	-	-	31.1	31.1	-	-	49.7	49.7
Total available-for-sale debt securities	57.5	761.1	31.1	849.7	20.0	559.3	49.7	629.0
Equity securities:
Money market funds	303.5	-	-	303.5	337.5	-	-	337.5
Mutual funds	45.0	-	-	45.0	38.0	-	-	38.0
Publicly-traded equity securities	9.0	-	-	9.0	5.1	-	-	5.1
Total equity securities	357.5	-	-	357.5	380.6	-	-	380.6
Derivative assets:
Foreign exchange contracts	-	5.5	-	5.5	-	7.2	-	7.2
Total derivative assets	-	5.5	-	5.5	-	7.2	-	7.2
Total assets measured at fair value on a recurring basis	$415.0	$766.6	$31.1	$1,212.7	$400.6	$566.5	$49.7	$1,016.8
Liabilities:
Derivative liabilities:
Foreign exchange contracts	$-	$(11.0)	$-	$(11.0)	$-	$(7.2)	$-	$(7.2)
Interest rate contracts	-	(84.1)	-	(84.1)	-	(73.6)	-	(73.6)
Total derivative liabilities	-	(95.1)	-	(95.1)	-	(80.8)	-	(80.8)
Total liabilities measured at fair value on a recurring basis	$-	$(95.1)	$-	$(95.1)	$-	$(80.8)	$-	$(80.8)

	Fair Value Measurements at June 30, 2024				Fair Value Measurements at December 31, 2023
	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Remaining Inputs (Level 2)	Significant Other Unobservable Remaining Inputs (Level 3)	Total	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Remaining Inputs (Level 2)	Significant Other Unobservable Remaining Inputs (Level 3)	Total

Total assets, reported as:
Cash equivalents	$306.5	$329.3	$-	$635.8	$337.5	$328.2	$-	$665.7
Short-term investments	19.7	167.0	-	186.7	12.8	126.6	-	139.4
Long-term investments	43.9	264.7	-	308.6	12.3	104.5	-	116.8
Prepaid expenses and other current assets	3.4	4.2	-	7.6	2.5	4.6	-	7.1
Other long-term assets	41.5	1.4	31.1	74.0	35.5	2.6	49.7	87.8
Total assets measured at fair value	$415.0	$766.6	$31.1	$1,212.7	$400.6	$566.5	$49.7	$1,016.8

Total liabilities, reported as:
Other accrued liabilities	$-	$(9.1)	$-	$(9.1)	$-	$(6.2)	$-	$(6.2)
Other long-term liabilities	-	(86.0)	-	(86.0)	-	(74.6)	-	(74.6)
Total liabilities measured at fair value on a recurring basis	$-	$(95.1)	$-	$(95.1)	$-	$(80.8)	$-	$(80.8)

The Company's Level 2 available-for-sale debt securities are priced using quoted market prices for similar instruments or non-binding market prices that are corroborated by observable market data. The Company uses inputs such as actual trade data, benchmark yields, broker/dealer quotes, or alternative pricing sources with reasonable levels of price transparency, which are obtained from quoted market prices, independent pricing vendors, or other sources, to determine the ultimate fair value of these assets. The Company's derivative instruments are classified as Level 2, as they are not actively traded and are valued using pricing models that use observable market inputs. During the three and six months ended June 30, 2024, the Company had no transfers into or out of Level 3 of the fair value hierarchy of its assets or liabilities measured at fair value.
The Company's privately-held debt and redeemable preferred stock securities are classified as Level 3 assets due to the lack of observable inputs to determine fair value. The Company estimates the fair value of its privately-held debt and redeemable preferred stock securities on a recurring basis using an analysis of the financial condition and near-term prospects of the investee, including recent valuations at the time of financing activities and the investee's capital structure. In January 2024, the Company invested in a convertible note of a privately-held company for a principal amount of $25.0 million with a maturity period of two years. During the three months ended June 30, 2024, the Company did not record any material allowance for credit loss. During six months ended June 30, 2024, the Company recognized a credit loss of $7.1 million on a privately-held debt investment and redeemable preferred stock securities. Refer to Note 2, Cash Equivalents and Investments.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
The Company's investments in equity securities without readily determinable fair value are classified as Level 3 assets due to the lack of observable inputs to determine fair value. The Company estimates the fair value of equity securities without readily determinable fair value, and investments accounted for under the equity method of accounting, on a nonrecurring basis using an analysis of the financial condition and near-term prospects of the investee, including recent financing activities and the investee's capital structure. As of June 30, 2024, downward adjustments for equity securities without readily determinable fair value in the aggregate were $89.9 million. There have been no material upward adjustments to the equity securities without readily determinable fair value.

Certain of the Company's assets, including intangible assets and goodwill, are measured at fair value on a nonrecurring basis. There were no significant impairment charges recognized during the three and six months ended June 30, 2024.
As of June 30, 2024 and December 31, 2023, the Company had no liabilities required to be measured at fair value on a nonrecurring basis.
Assets and Liabilities Not Measured at Fair Value
The carrying amounts of the Company's accounts receivable, accounts payable, and other accrued liabilities approximate fair value due to their short maturities. As of June 30, 2024 and December 31, 2023, the estimated fair value of the Company's total outstanding debt in the Condensed Consolidated Balance Sheets was $1,568.4 million and $1,581.7 million, respectively, based on observable market inputs (Level 2).
Note 4. Derivative Instruments
The Company uses derivative instruments to manage a variety of risks, including risks related to fluctuations in foreign currency exchange rates and interest rates on debt instruments. The Company does not use derivative financial instruments for speculative purposes.
The notional amount of the Company's derivative instruments is summarized as follows (in millions):
	As of
	June 30, 2024	December 31, 2023
Designated derivatives:
Cash flow hedges:
Foreign currency contracts	$677.2	$801.0
Fair value hedges:
Interest rate swap contracts	600.0	600.0
Total designated derivatives	1,277.2	1,401.0

Non-designated derivatives	212.4	200.7
Total	$1,489.6	$1,601.7

The fair value of derivative instruments on the Condensed Consolidated Balance Sheets was as follows:
		As of
	Balance Sheet Classification	June 30, 2024	December 31, 2023
Derivative assets:
Derivatives designated as hedging instruments:
Foreign currency contracts	Other current assets	$4.1	$4.4
Foreign currency contracts	Other long-term assets	1.3	2.7
Total derivatives designated as hedging instruments		$5.4	$7.1
Derivatives not designated as hedging instruments	Other current assets	0.1	0.1
Total derivative assets		$5.5	$7.2
Derivative liabilities:
Derivatives designated as hedging instruments:
Foreign currency contracts	Other accrued liabilities	$8.9	$6.0
Foreign currency contracts	Other long-term liabilities	1.9	1.0
Interest rate swap contracts	Other long-term liabilities	84.1	73.6
Total derivatives designated as hedging instruments		$94.9	$80.6
Derivatives not designated as hedging instruments	Other accrued liabilities	0.2	0.2
Total derivative liabilities		$95.1	$80.8

Offsetting of Derivative Instruments
The Company presents its derivative instruments at gross fair values in the Condensed Consolidated Balance Sheets. As of June 30, 2024 and December 31, 2023, the potential effects of set-off associated with the derivative contracts would be a reduction to both derivative assets and derivative liabilities by $5.5 million and $7.2 million, respectively.
Designated Derivatives
The Company uses foreign currency forward contracts or options contracts to hedge the Company's planned cost of revenues and operating expenses denominated in foreign currencies. These derivatives are designated as cash flow hedges and typically have maturities of thirty-six months or less.
The Company enters into interest rate swap contracts, designated as fair value hedges, to convert the fixed interest rates of certain Senior Notes ("Notes") to floating interest rates. In April 2021, the Company entered into these contracts for an aggregate notional amount of $300.0 million for its fixed-rate Notes maturing in December 2030 in addition to the contracts entered in 2019 for an aggregate notional amount of $300.0 million for its fixed-rate Notes maturing in March 2041. The interest rate swap contracts will expire within six years.
In 2020, the Company entered into interest rate lock contracts with large financial institutions, which fix the benchmark interest rates of future debt issuances for an aggregate notional amount of $650.0 million. These contracts were designated as cash flow hedges for a forecasted debt issuance, which was expected to occur by the end of 2025. During the year ended December 31, 2023, the Company terminated the interest rate lock contracts, resulting in a deferred gain of $133.9 million recognized in accumulated other comprehensive income, which will be deferred and amortized to interest expense over the term of the anticipated debt unless it becomes probable that the debt will not be issued with the terms anticipated at the hedge's inception. The Company classifies the cash flow in the same section as the underlying item resulting in the proceeds from sale being presented as operating activities.
Effect of Derivative Instruments on the Condensed Consolidated Statements of Operations

For cash flow hedges, the Company recognized an unrealized loss of $3.4 million and $8.8 million in accumulated other comprehensive income for the effective portion of its derivative instruments for the three and six months ended June 30, 2024, respectively. The Company recognized an unrealized gain of $17.1 million and $7.2 million in accumulated other comprehensive income for the effective portion of its derivative instruments for the three and six months ended June 30, 2023, respectively.
For foreign currency contracts, the Company reclassified a loss of $2.2 million and $3.4 million out of accumulated other comprehensive income to cost of revenues and operating expenses in the Condensed Consolidated Statements of Operations during the three and six months ended June 30, 2024, respectively, and a loss of $7.2 million and $15.0 million for the comparable periods ended June 30, 2023, respectively. As of June 30, 2024, an estimated $4.9 million of unrealized net loss within accumulated other comprehensive income is expected to be reclassified into earnings within the next twelve months.
Non-Designated Derivatives
The Company also uses foreign currency forward contracts to mitigate variability in gains and losses generated from the remeasurement of certain monetary assets and liabilities denominated in foreign currencies. These foreign exchange forward contracts typically have maturities of approximately one to four months. The outstanding non-designated derivative instruments are carried at fair value. Changes in the fair value of these derivatives, which were recorded in Other expense, net within the Condensed Consolidated Statements of Operations, were not material during the three and six months ended June 30, 2024 and June 30, 2023.
Note 5. Other Financial Information
Total Inventory
Total inventory consisted of the following (in millions):
	As of
	June 30, 2024	December 31, 2023
Production and service materials	$732.1	$719.0
Finished goods	279.9	299.0
Total inventory	$1,012.0	$1,018.0

Reported as:
Inventory	$926.1	$952.4
Other long-term assets (1)	85.9	65.6
Total inventory	$1,012.0	$1,018.0

(1) Long-term inventory balance classified as other long-term assets in the Company's Condensed Consolidated Balance Sheets consists of last time buy component inventory to be consumed beyond the Company's normal operating cycle.

Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in millions):
	As of
	June 30, 2024	December 31, 2023
Contract manufacturer deposits	$200.3	$316.4
Prepaid expenses	178.7	140.9
Other current assets	138.6	134.2
Total prepaid expenses and other current assets	$517.6	$591.5

During the three months ended June 30, 2024, the Company did not record any material allowance for credit loss. During six months ended June 30, 2024, the Company recorded an allowance for credit loss of $7.7 million on note receivables due from a privately-held investee. The credit loss represents the difference between the net amount expected to be collected and the amortized cost of the note receivable.
Warranties
Changes during the six months ended June 30, 2024 in the Company’s warranty reserve as reported within other accrued liabilities in the Condensed Consolidated Balance Sheets were as follows (in millions):
Balance as of December 31, 2023	$29.4
Provisions made during the period	21.5
Actual costs incurred during the period	(21.1)
Balance as of June 30, 2024	$29.8

Deferred Revenue
Details of the Company's deferred revenue, as reported in the Condensed Consolidated Balance Sheets, were as follows (in millions):
	As of
	June 30, 2024	December 31, 2023
Deferred product revenue, net	$84.6	$92.1
Deferred service revenue, net	2,003.8	1,932.8
Total	$2,088.4	$2,024.9
Reported as:
Current	$1,147.9	$1,130.0
Long-term	940.5	894.9
Total	$2,088.4	$2,024.9

Revenue
See Note 10, Segments, for disaggregated revenue by customer solution, customer vertical, and geographic region.
Product revenue of $22.9 million and $40.1 million included in deferred revenue at January 1, 2024 were recognized during the three and six months ended June 30, 2024, respectively. Service revenue of $290.5 million and $636.0 million included in deferred revenue at January 1, 2024 were recognized during the three and six months ended June 30, 2024, respectively.

Remaining Performance Obligations
Remaining Performance Obligations ("RPO") are comprised mainly of deferred product and service revenue, and to a lesser extent, unbilled service revenue from non-cancellable contracts for which the Company has not invoiced and has an obligation to perform, and for which revenue has not yet been recognized in the financial statements.
The following table summarizes the breakdown of RPO(1) as of June 30, 2024 and when the Company expects to recognize the amounts as revenue (in millions):

	Revenue Recognition Expected by Period
	Total	Less than 1 year	1-3 years	More than 3 years
Product	$84.9	$71.2	$11.7	$2.0
Service	2,016.1	1,084.0	719.9	212.2
Total	$2,101.0	$1,155.2	$731.6	$214.2

(1) The Company's RPO does not include backlog. Backlog consists of purchase orders for product primarily expected to be shipped to the Company's distributors, resellers, or end customers within the next 90 days. The following amounts are not included in the Company's backlog: (1) deferred revenue, (2) unbilled contract revenue, (3) all service obligations, including software as a service (SaaS), and (4) certain future revenue adjustments for items such as sales return reserves and early payment discounts.
Deferred Contract Cost
The Company capitalizes direct and incremental costs incurred to acquire contracts, primarily sales commissions, for which the associated revenue is expected to be recognized in future periods. The Company incurs these costs in connection with both initial contracts and renewals. These costs are initially deferred, recorded as prepaid expenses and other current assets or other long-term assets, and are amortized over a period of benefit, which is typically over the term of the customer contracts or when product is delivered and revenue recognized. Commission expense is included in sales and marketing expenses in the accompanying Condensed Consolidated Statements of Operations.
Deferred contract cost was $42.2 million as of June 30, 2024. For the three and six months ended June 30, 2024, amortization expense associated with the deferred commissions was $23.0 million and $41.2 million, respectively, and there were no impairment charges recognized.
Other Income (Expense), Net
Other income (expense), net, consisted of the following (in millions):
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Interest income	$16.7	$11.7	$33.6	$21.2
Interest expense	(20.5)	(19.7)	(41.0)	(38.9)
Gain on other investments, net (1)	4.6	1.2	8.0	1.9
Other	0.5	(0.6)	2.8	(0.4)
Other income (expense), net	$1.3	$(7.4)	$3.4	$(16.2)

(1) Other investments represent fixed income securities and equity investments with readily determinable fair value.

Note 6. Restructuring Charges
The following table presents changes in the restructuring liabilities (in millions):
	Six Months Ended June 30, 2024
	Employee severance	Facility exit-related and asset impairments	Contract terminations and other	Total
Liability as of December 31, 2023	$30.0	$0.4	$3.2	$33.6
Charges	3.2	2.1	0.4	5.7
Cash payments	(24.6)	-	(3.6)	(28.2)
Non-cash items	(0.2)	(2.3)	-	(2.5)
Liability as of June 30, 2024	$8.4	$0.2	$-	$8.6

Note 7. Debt
Debt
The following table summarizes the Company's total debt (in millions, except percentages):
			As of
	Maturity Date	Effective Interest Rates	June 30, 2024	December 31, 2023
Senior Notes:
1.200% fixed-rate notes	December 2025	1.37%	$400.0	$400.0
3.750% fixed-rate notes	August 2029	3.86%	500.0	500.0
2.000% fixed-rate notes	December 2030	2.12%	400.0	400.0
5.950% fixed-rate notes	March 2041	6.03%	400.0	400.0
Total Notes			1,700.0	1,700.0
Unaccreted discount and debt issuance costs			(8.7)	(9.6)
Hedge accounting fair value adjustments(*)			(84.1)	(73.6)
Total			$1,607.2	$1,616.8

(*)
Represents the fair value adjustments for interest rate swap contracts with an aggregate notional amount of $600.0 million. These contracts convert the fixed interest rates of certain Notes to floating interest rates and are designated as fair value hedges. See Note 4, Derivative Instruments, for a discussion of the Company's interest rate swap contracts.

The Notes above are the Company’s senior unsecured and unsubordinated obligations, ranking equally in right of payment to all of the Company’s existing and future senior unsecured and unsubordinated indebtedness, and senior in right of payment to any of the Company’s future indebtedness that is expressly subordinated to the Notes.
The Company may redeem the Notes, either in whole or in part, at any time, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments discounted to the redemption date, plus, in either case, accrued and unpaid interest, if any. Upon both a change-of-control and a rating event, the holders of the Notes may require the Company to repurchase for cash all or part of the Notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any. The terms of the Merger Agreement restrict the Company from redeeming any indebtedness that has a make whole amount, prepayment penalty, or similar obligation, including the Notes, without HPE’s approval.
Interest on the Notes is payable in cash semiannually. The effective interest rates for the Notes include the interest on the Notes, accretion of the discount, and amortization of issuance costs. The indenture and the supplemental indentures (together, the "indentures") that govern the Notes also contain various covenants, including limitations on the Company's ability to incur liens or enter into sale-leaseback transactions over certain dollar thresholds.

As of June 30, 2024, the Company was in compliance with all covenants in the indentures governing the Notes.
Revolving Credit Facility
The Company maintains an unsecured revolving credit facility that was entered into in June 2023, with an aggregate lending commitment of $500.0 million and an option to increase the facility by up to an additional $200.0 million for a period of five years with two one-year extension options. As of June 30, 2024, there were no amounts outstanding, and the Company was in compliance with all covenants in the credit agreement.
Under the terms of the Merger Agreement, the Company is required to terminate the Revolving Credit Facility upon the closing of the Merger.
Note 8. Equity
The following table summarizes dividends paid and stock repurchases under the Company's stock repurchase program (in millions, except per share amounts):
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Dividends:
Per share	$0.22	$0.22	$0.44	$0.44
Amount	$71.5	$69.9	$142.9	$140.5

Repurchased under the 2018 Stock Repurchase Program:
Shares	-	4.1	-	8.6
Average price per share	$-	$29.23	$-	$30.26
Amount	$-	$120.0	$-	$260.0

Cash Dividends on Shares of Common Stock
During the three and six months ended June 30, 2024, the Company declared and paid a quarterly cash dividend of $0.22 per common share, totaling $71.5 million and $142.9 million, respectively, on its outstanding common stock. Any future dividends, and the establishment of record and payment dates, are subject to approval by the Board of Directors of Juniper or an authorized committee thereof. See Note 14, Subsequent Events, for discussion of the Company's dividend declaration subsequent to June 30, 2024.
Stock Repurchase Activities
As of June 30, 2024, there was approximately $0.2 billion of authorized funds remaining under the 2018 Stock Repurchase Program. In connection with its entry into the Merger Agreement, the Company is required to suspend its stock repurchase program and did not repurchase its common stock during the three and six months ended June 30, 2024.
In addition to repurchases under the 2018 Stock Repurchase Program, the Company also withholds shares of common stock from certain employees in connection with the vesting of stock awards issued to such employees to satisfy applicable tax withholding requirements. Such withheld shares are treated as common stock repurchases in the Company's financial statements as they reduce the number of shares that would have been issued upon vesting. During the six months ended June 30, 2024 and June 30, 2023, repurchases associated with tax withholdings were $14.6 million and $11.4 million, respectively.

Accumulated Other Comprehensive Income, Net of Tax
The components of accumulated other comprehensive income, net of related taxes, for the six months ended June 30, 2024 were as follows (in millions):
	Unrealized Gains/Losses on Available-for- Sale Debt Securities	Unrealized Gains/Losses on Cash Flow Hedges	Foreign Currency Translation Adjustments	Total
Balance as of December 31, 2023	$28.9	$102.3	$(82.1)	$49.1
Other comprehensive loss before reclassifications	(28.4)	(9.0)	(6.0)	(43.4)
Amount reclassified from accumulated other comprehensive income	(0.2)	3.5	-	3.3
Other comprehensive loss, net	(28.6)	(5.5)	(6.0)	(40.1)
Balance as of June 30, 2024	$0.3	$96.8	$(88.1)	$9.0

Note 9. Employee Benefit Plans
Equity Incentive Plans
The Company has stock-based compensation plans pursuant to which it has granted stock options, restricted stock units (“RSUs”), and performance share awards (“PSAs”). The Company also maintains its 2008 Employee Stock Purchase Plan (the “ESPP”) for all eligible employees. In June 2024, the Company's stockholders approved an additional 7.0 million shares of common stock for issuance under the Company's 2015 Equity Incentive Plan and an additional 3.0 million shares of common stock for issuance under the Company's ESPP. As of June 30, 2024, 7.2 million and 5.3 million shares were available for future issuance under the Company's 2015 Equity Incentive Plan and the ESPP, respectively. In connection with past acquisitions, the Company has also assumed or substituted stock options, RSUs, restricted stock awards ("RSAs"), and PSAs.
After signing the Merger Agreement, the Company has suspended the following aspects of the Company's ESPP: (1) commencing a new offering period, (2) permitting new participants, and (3) any increase in the amount of payroll deductions.
RSU, RSA, and PSA Activities
The Company’s RSU, RSA, and PSA activities and related information as of and for the six months ended June 30, 2024 were as follows (in millions, except per share amounts and years):
	Outstanding RSUs, RSAs, and PSAs
	Number of Shares	Weighted Average Grant Date Fair Value per Share	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Balance as of December 31, 2023	20.2	$28.10
Granted(*)	3.4	35.00
Vested	(3.9)	26.44
Cancelled	(1.5)	27.28
Balance as of June 30, 2024	18.2	$29.83	1.0	$662.3

(*)
Includes 1.6 million service-based and 1.8 million performance-based awards. The number of shares subject to performance-based conditions represents the aggregate maximum number of shares that may be issued pursuant to the award over its full term. The grant date fair value of RSUs and PSAs was reduced by the present value of dividends expected to be paid on the underlying shares of common stock during the requisite and derived service period as these awards are not entitled to receive dividends until vested.

Employee Stock Purchase Plan
The following table summarizes employee stock purchases through the ESPP (in millions, except per share amounts):
	Six Months Ended June 30,
	2024	2023
Shares purchased	1.3	1.3
Average exercise price per share	$23.81	$23.44

Share-Based Compensation Expense
Share-based compensation expense associated with stock options, RSUs, RSAs, PSAs, and ESPP purchase rights was recorded in the following cost and expense categories in the Condensed Consolidated Statements of Operations (in millions):
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cost of revenues - Product	$1.4	$1.7	$3.2	$3.4
Cost of revenues - Service	4.9	4.7	10.4	9.4
Research and development	26.4	26.1	64.9	51.8
Sales and marketing	18.7	19.4	42.8	38.0
General and administrative	9.9	10.1	19.9	20.3
Total	$61.3	$62.0	$141.2	$122.9

The following table summarizes share-based compensation expense by award type (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Stock options	$0.3	$0.6	$0.6	$1.4
RSUs, RSAs, and PSAs	56.2	54.9	129.1	107.9
ESPP purchase rights	4.8	6.5	11.5	13.6
Total	$61.3	$62.0	$141.2	$122.9

As of June 30, 2024, the total unrecognized compensation cost related to unvested share-based awards was $314.3 million to be recognized over a weighted-average period of 1.72 years.

Note 10. Segments
The Company operates in one reportable segment. The Company's Chief Executive Officer, who is the chief operating decision maker, reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance, accompanied by disaggregated information about net revenues by customer solution, customer vertical, and geographic region as presented below.
The following table presents net revenues by customer solution (in millions):
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Customer Solutions(*):
Wide Area Networking	$340.8	$474.6	$691.2	$949.1
Data Center	168.7	200.3	331.8	393.9
Campus and Branch	279.9	371.1	520.4	688.1
Hardware Maintenance and Professional Services	400.2	384.1	795.1	770.8
Total	$1,189.6	$1,430.1	$2,338.5	$2,801.9

(*) Effective as of the first quarter of 2024, our customer solution revenue categories include the following name changes, and historical revenue by customer solution was not impacted by the name change: 1) Automated WAN Solutions changed to Wide Area Networking, 2) Cloud-Ready Data Center changed to Data Center, and 3) AI-Driven Enterprise changed to Campus and Branch.
The following table presents net revenues by customer vertical (in millions):
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cloud	$267.9	$311.0	$517.9	$575.9
Service Provider	367.1	473.6	749.0	1,023.5
Enterprise	554.6	645.5	1,071.6	1,202.5
Total	$1,189.6	$1,430.1	$2,338.5	$2,801.9

The Company attributes revenues to a geographic region based on the customer’s shipping address. The following table presents net revenues by geographic region (in millions):
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Americas:
United States	$654.7	$776.3	$1,264.1	$1,509.9
Other	59.3	72.3	115.4	137.2
Total Americas	714.0	848.6	1,379.5	1,647.1
Europe, Middle East, and Africa	296.4	354.6	607.5	724.5
Asia Pacific	179.2	226.9	351.5	430.3
Total	$1,189.6	$1,430.1	$2,338.5	$2,801.9

For the three and six months ended June 30, 2024 and June 30, 2023, no customer accounted for more than 10% of total net revenues.

Note 11. Income Taxes
The following table provides details of income taxes (in millions, except percentages):
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Income before income taxes	$47.0	$41.5	$20.6	$148.6
Income tax provision (benefit)	$10.8	$15.0	$(16.9)	$34.6
Effective tax rate	23.0%	36.2%	(82.0)%	23.3%

The Company’s effective tax rate differs from the federal statutory rate of 21% primarily due to the tax impact of state taxes, geographic mix of earnings including foreign-derived intangible income deductions and the capitalization of research and development ("R&D") expenditures, R&D and foreign tax credits, tax audit settlements, non-deductible compensation, cost sharing of stock-based compensation, and other transfer pricing adjustments.
The Company’s effective tax rate for the six months ended June 30, 2024 includes $19.0 million of one-time benefits from tax settlements related to the geographic mix of earnings.
The Company’s effective tax rate for the six months ended June 30, 2023 increased primarily due to tax expense on adjustments for certain privately-held investments.
As of June 30, 2024, deferred tax assets increased $72.7 million to $713.6 million from $640.9 million at December 31, 2023. Deferred income taxes are classified as other long-term assets in the Company's Condensed Consolidated Balance Sheets.
As of June 30, 2024, the total amount of gross unrecognized tax benefits was $113.0 million. Primarily due to the completion of tax review cycles, the amount decreased by $19.8 million compared to $132.8 million at December 31, 2023.
The Company engages in continuous discussions and negotiations with tax authorities regarding tax matters in various jurisdictions. There is a greater than remote likelihood that the balance of the gross unrecognized tax benefits will decrease by up to $0.4 million within the next 12 months and $51.0 million within the next 18 months due to the completion of tax review cycles in various tax jurisdictions and lapses of applicable statutes of limitation.
The Company's examination by the IRS for the 2017 through 2018 tax years closed in February 2024. The closure did not have a significant impact to the income tax provision and the Company is not currently under examination by the IRS for other tax years. The Company is under examination by the India tax authorities for the 2012 through 2020 tax years.

Note 12. Net Income per Share
The Company computed basic and diluted net income per share as follows (in millions, except per share amounts):
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Numerator:
Net income	$34.1	$24.4	$33.3	$109.8
Denominator:
Weighted-average shares used to compute basic net income per share	325.1	319.3	323.8	320.8
Dilutive effect of employee stock awards	7.6	6.7	8.3	6.8
Weighted-average shares used to compute diluted net income per share	332.7	326.0	332.1	327.6
Net income per share:
Basic	$0.10	$0.08	$0.10	$0.34
Diluted	$0.10	$0.07	$0.10	$0.34

Anti-dilutive shares	0.3	3.9	0.1	3.8

Note 13. Commitments and Contingencies
Commitments
Except for the items below, there have been no material changes to the Company's commitments compared to the commitments described in Note 14, Commitments and Contingencies, in Notes to Consolidated Financial Statements in Item 8 of Part II of the Form 10-K.
Purchase Commitments with Contract Manufacturers and Suppliers
In order to reduce manufacturing lead times and in the interest of having access to adequate component supply, the Company enters into agreements with contract manufacturers and certain suppliers to procure inventory based on the Company's requirements. A significant portion of the Company's purchase commitments arising from these agreements consists of firm and non-cancellable commitments. In certain instances, these agreements allow the Company the option to cancel, reschedule, and adjust its requirements based on the Company's business needs prior to firm orders being placed. These purchase commitments totaled $1,051.2 million as of June 30, 2024.
HPE Merger Contingencies
In connection with the pending Merger, the Company expects to incur additional liabilities of approximately $151.8 million that are subject to the consummation of the Merger. These contingent liabilities include financial advisory fees and certain retention bonuses.
Legal Proceedings
In the ordinary course of business, the Company is subject to various pending and potential investigations, disputes, litigation, and legal proceedings. The Company records an accrual for loss contingencies for legal proceedings when it believes that an unfavorable outcome is both (a) probable and (b) the amount or range of any possible loss is reasonably estimable. The Company intends to aggressively defend itself in any legal matters, and while the outcome of any pending matters is not currently determinable, the Company believes that none of its currently existing claims or proceedings are likely, individually or in the aggregate, to have a material adverse effect on its financial position. Notwithstanding the foregoing, there are many uncertainties associated with any litigation and these matters or any other third-party claims against the Company may cause the Company to incur costly litigation and/or substantial settlement charges. In addition, the resolution of any intellectual property litigation may require the Company to make royalty payments, which could adversely affect gross margins in future periods. If any of these events were to occur, the Company's business, financial condition, results of operations, and cash flows could be adversely affected. The actual liability in any such matters may be materially different from the Company's estimates, if any, which could result in the need to adjust the liability and record additional expenses.

Tax Liability
Our transition tax liability represents future cash payments on accumulated foreign earnings of subsidiaries as a result of the Tax Cuts and Jobs Act of 2017 ("Tax Act"). The Company has elected to pay its transition tax, net of applicable tax refunds, over the eight-year period provided in the Tax Act. The remaining balance of the Company's transition tax obligation of $102.1 million is to be paid within the next 12 months and is included within short-term income taxes payable as of June 30, 2024. Short-term income taxes payable are classified as other accrued liabilities in the Company's Condensed Consolidated Balance Sheets.
As of June 30, 2024, the Company also had $74.7 million included in long-term income taxes payable on the Condensed Consolidated Balance Sheets for unrecognized tax positions. At this time, the Company is unable to make a reasonably reliable estimate of the timing of payments related to this amount due to uncertainties in the timing of tax audit outcomes.
Note 14. Subsequent Events
Dividend Declaration
On July 25, 2024, the Company announced a cash dividend of $0.22 per share of common stock to be paid on September 23, 2024 to stockholders of record as of the close of business on September 2, 2024.